                                                                  Exhibit (h)(7)

                          EXPENSE LIMITATION AGREEMENT

     THIS AGREEMENT, dated as of March 13, 2009, is made and entered into by and between The Coventry Group, a Massachusetts business trust (the "Trust"), on behalf of each of the investment series set forth on Schedule A attached hereto (each a "Fund" and collectively the "Funds"), and Boston Trust Investment Management, Inc. (the "Adviser").

     WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Advisory Agreement between the Trust and the Adviser dated September 30, 2004 (the "Advisory Agreement"); and

     WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

     NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

     1. The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Funds, to the extent necessary to limit the total operating expenses of each Fund (exclusive of brokerage costs, interest, taxes, dividends, litigation, indemnification, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) ("Operating Expenses")), to the amount of the "Maximum Operating Expense Limit" applicable to each Fund as set forth across from the name of each respective Fund on the attached Schedule A. Schedule A may be amended to add or delete a Fund or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund, as provided in this Agreement.

     2. Each Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement or which have been reimbursed in accordance with Section 1 (the "Deferred Fees"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Operating Expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the "Maximum Operating Expense Limit" for the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of
(a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Operating Expenses) do not exceed the above-referenced "Maximum Operating Expense Limit" for such Fund.

     Deferred Fees with respect to any fiscal year of a Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the preceding paragraph during the period ending three years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.


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     3. This Agreement shall automatically renew effective August 1 of every year, until such time as the Adviser provides written notice of non-renewal to the Trust. Such annual renewal will have the effect of extending this Agreement for an additional one-year term. Any notice of non-renewal of this Agreement shall be prospective only, and shall not affect the Adviser's or the Trust's existing obligations under this Agreement.

     4. No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Adviser.

     5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     6. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COVENTRY GROUP                      BOSTON TRUST INVESTMENT
                                        MANAGEMENT, INC.


By: John Danko                          By: /s/ Lucia Santini
    ---------------------------------       ------------------------------------
Name: John Danko                        Name: Lucia Santini
Title: President                        Title: Director

                                                                    Dated as of:
                                                                  March 13, 2009

                                   SCHEDULE A

                       TO THE EXPENSE LIMITATION AGREEMENT
                         BETWEEN THE COVENTRY GROUP AND
                    BOSTON TRUST INVESTMENT MANAGEMENT, INC.

                            OPERATING EXPENSE LIMITS

Fund Name                           Maximum Operating Expense Limit(1)
---------                           ----------------------------------
Boston Balanced Fund                              1.00%
Boston Equity Fund                                1.00%
Boston Trust Small Cap Fund                       1.00%
Boston Trust Midcap Fund                          1.00%
Walden Social Balanced Fund                       1.00%
Walden Social Equity Fund                         1.00%
Walden Small Cap Innovations Fund                 1.00%

THE COVENTRY GROUP                      BOSTON TRUST INVESTMENT
                                        MANAGEMENT, INC.


By: John Danko                          By: /s/ Lucia Santini
    ---------------------------------       ------------------------------------
Name: John Danko                        Name: Lucia Santini
Title: President                        Title: Director

----------
(1)  Expressed as a percentage of a Fund's average daily net assets.